UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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Arconic Inc. published the following employee communications:

Board Comments on ISS Recommendation

Here are five things to know about the recommendation of corporate governance firm Institutional Shareholder Services (ISS)*:

1.	ISS suggests that a “reasonable outcome” would be the election of two directors from each slate, plus Ulrich Schmidt, recognizing Arconic’s director nominees are “exceptionally qualified” and noting candidates should be judged on merits.
2.	ISS states: “As the dissident has already achieved its explicitly stated primary goal, the need to support all four dissident nominees seems less urgent.”
3.	ISS found that Elliott’s request for “an Operations Committee, especially one comprising a majority of dissident nominees, is highly unusual… Given that such a committee could elevate the status of certain directors above that of the board as a whole, and have a detrimental impact on the company’s efforts to recruit a permanent CEO, the dissident seems to have pushed its advantage too far in this regard.”
4.	Shareholders have “question[ed] whether [Elliott] is truly committed to the company’s long-term success,” given its “insistence on having unfettered ability to sell its shares.”
5.	Arconic’s Board agrees that Arconic’s nominees are highly qualified, given their deep industry expertise and leadership experience and believes Arconic’s recommended director nominees are without question best qualified to guide Arconic into the future and, importantly, to select the next CEO. We urge our shareholders to evaluate the quality of our nominees, the strong actions the Board is taking to enhance governance, and the Board’s specific plan to aggressively drive value creation over the next several years.

*	Permission to use quotation neither sought nor obtained.

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